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                                 EXHIBIT 99.3


PATRIOT AMERICAN HOSPITALITY             INTERSTATE HOTELS COMPANY
1950 STEMMONS FREEWAY                    FOSTER PLAZA TEN
SUITE 6001                               680 ANDERSEN DRIVE
DALLAS, TX  75207                        PITTSBURGH, PA  15220
NYSE: PAH                                NYSE: IHC


AT PATRIOT AMERICAN HOSPITALITY:
--------------------------------
MEDIA INQUIRIES:                  ANALYST INQUIRIES:
Suzanne Cottraux                  Mike Silverman
V.P. of Corporate Communications  V.P. of Finance
& Investor Relations              (214) 863-1265
(214) 863-1258


AT INTERSTATE HOTELS COMPANY:
-----------------------------
Lisa O'Connor
Director of Finance and Investor Relations
(412) 937-3319


FOR IMMEDIATE RELEASE
APRIL 2, 1998

                      PATRIOT AMERICAN/INTERSTATE MERGER
                         RECEIVES SHAREHOLDER APPROVAL

DALLAS AND PITTSBURGH, - APRIL 2, 1998 - PATRIOT AMERICAN HOSPITALITY, INC., WHOSE SHARES ARE PAIRED (NYSE: PAH) AND TRADE AS A SINGLE UNIT WITH THOSE OF WYNDHAM INTERNATIONAL, INC., AND INTERSTATE HOTELS COMPANY (NYSE: IHC) announced that their shareholders overwhelmingly voted to approve the proposed merger of Interstate into Patriot. Earlier today, the United States District Court for the District of Maryland denied a request by Marriott International, Inc. for a temporary restraining order to block the merger. The United States Court of Appeals for the Fourth Circuit has instructed the parties not to close the merger before noon tomorrow, Friday, April 3rd, to permit the appeals court to consider a request by Marriott for a temporary injunction pending expedited appeal of the District Court decision denying injunctive relief.

ABOUT PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC.
Based in Dallas, Texas, Patriot American Hospitality, Inc. (NYSE: PAH) is currently the nation's second-largest hotel real estate investment trust (REIT) with a portfolio currently comprised of 230 owned, managed, leased or franchised hotels with more than 60,000 rooms. Wyndham International, Inc., comprised of the Luxury Hotel Division, the Wyndham Hotel Group, the Management Services Group and the Asset Management Group, leases, manages and franchises primarily upscale hotel and resort properties represented by its proprietary brands, and provides management services for third-party owned hotels and resorts.

ABOUT INTERSTATE HOTELS COMPANY
Based in Pittsburgh, Pennsylvania, Interstate Hotels Company is the largest independent hotel

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management company in the United States. As of April 1, 1998, Interstate owned, managed, leased or performed related services for a portfolio of 214 hotels, totaling 43,447 rooms. The Company owns or has controlling interest in 41 hotels.

                                      END